Exhibit 99.1

IceWEB(TM) Receives Commitment Letter from Wells Fargo Business Credit to Refinance Senior Debt

Monday May 19, 4:40 pm ET

Expected to Yield Savings of Approximately $700,000 in Interest Expense Over the Next 12 Months

HERNDON, Va.--(BUSINESS WIRE)--IceWEB, Inc. (OTCBB:IWEB - News) (www.IceWEB.com) today announced that the company has received a commitment approval from Wells Fargo Business Credit to refinance its current accounts receivable securitization facility under terms that are much more favorable to the Company. The future borrowing capacity will be limited only by IceWEB’s total accounts receivables deemed valid by the lender. Consequently, as the Company’s accounts receivables increase, available funding under the line will also rise. The variable interest rate will be equal to the Prime Rate published in the Wall Street Journal, plus a margin of 0.05% (half percent).

In anticipation of closing the transaction expeditiously, Wells Fargo has filed a blanket UCC-1. The transaction is subject to customary due diligence and is expected to close in the next 45 days.

“This refinancing represents a critical step forward for IceWEB in strengthening our balance sheet and improving our monthly cash flow. Moreover, we anticipate that it will represent savings of approximately $700,000 in interest expense over the course of the next 12 months, while also providing essential capital to fund several large upcoming projects in our pipeline.”

About IceWEB, Inc.

Headquartered just outside of Washington, D.C., IceWEB manufactures and markets storage solutions and on-line application services. Additionally it is a leading source for best-of-class security products, services and solutions offered in partnership with a wide range of global technology leaders. Its customer base includes U.S. government agencies, enterprise companies, and small to medium sized businesses (SMB). For more information, please visit www.IceWEB.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. IceWEB takes no obligation to update or correct forward-looking statements.

Contact:

IceWEB Investor Relations

My Le Phuong

703-344-0951

investor@IceWEB.com

or

Elite Financial Communications Group, LLC

Dodi B. Handy

President & CEO

407-585-1080

dan@efcg.net